UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2006

Kinetic Concepts, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-09913	74-1891727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive San Antonio, Texas		78230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2006, Kinetic Concepts, Inc. (the "Company") executed an offer letter (the "Offer Letter") with Catherine M. Burzik appointing her as President & Chief Executive Officer of the Company and a member of the Board.

According to the terms of the Offer Letter, Ms. Burzik is entitled to a base salary of $800,000 on an annualized basis, and will be eligible for an incentive bonus with a target amount equivalent to 100% of her annual base salary as part of the Annual Incentive Bonus ("AIB") program. In lieu of participation in the 2006 AIB program, she will receive a sign-on cash bonus of $350,000. Additionally, Ms. Burzik will receive a new hire stock option to purchase 332,000 shares of Company stock, which will vest ratably over four years, commencing on the first anniversary of her start date, subject to her continual employment with the Company. She will also receive a new hire restricted stock grant of 88,200 shares, which will vest fully on the third anniversary of the grant date, subject to her continued employment with the Company. She will subsequently receive an additional equity grant, which will have a Black-Scholes value of approximately $3.0 million, split 75% in stock options and 25% in restricted shares.

If Ms. Burzik is terminated from her position as Chief Executive Officer for any reason other than "Cause" (as defined), or she terminates for "Good Reason" (as defined), she will be entitled to: (i) a lump sum severance payment equal to two times the sum of her then-prevailing base salary and her target bonus, (ii) payment of her COBRA premiums for up to a total of 18 months, (iii) a pro-rated payment of her incentive bonus based upon her length of employment in the applicable calendar year and actual performance and (iv) her new hire stock options will become fully vested.

The Offer Letter also provides that if a "Change in Control" (as defined) occurs during Ms. Burzik's tenure as Chief Executive Officer, then the new hire restricted stock and new hire stock option awards will immediately and fully vest. In addition, if upon or following a Change in Control Ms. Burzik is terminated from her position as Chief Executive Officer for any reason other than Cause or she terminates for Good Reason she will be entitled to the termination benefits described above; however, the lump sum severance payment shall be equal to three times the sum of her then-prevailing base salary and her target bonus. The Offer Letter also provides that Ms. Burzik is entitled to a "gross-up" payment if it is determined that any payment, distribution or other benefit she received under the terms of the Offer Letter as the result of a Change in Control would be subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

The Offer Letter also provides for the payment of relocation benefits.

A copy of the press release announcing the appointment is furnished as Exhibit 99.1 hereto.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 20, 2006, KCI announced the appointment of Catherine M. Burzik as President & Chief Executive Officer of the Company and a member of the Board.

Ms. Burzik, age 55, previously served as the President of Applied Biosystems and Senior Vice President, Applera Corporation since 2004. Prior to this she held the position of Chief Operating Officer and Executive Vice President, Applied Biosystems. Prior to joining Applied Biosystems, she was president of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company that provides instruments, assays and consumables to the clinical laboratory and transfusion medicine markets. Earlier in her career, Ms. Burzik held management and executive positions at Critikon, Inc., a Johnson & Johnson company, and at Eastman Kodak, primarily in its diagnostic imaging division. Ms. Burzik began her career at Eastman Kodak as a software engineer. Ms. Burzik holds a bachelor's degree in mathematics from Canisius College, where she is also on the Board of Trustees, and a master's degree in mathematics from the University of Buffalo.

The material terms of Ms. Burzik's Offer Letter are described under Item 1.01, above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 20, 2006, entitled "Catherine M. Burzik named CEO of Kinetic Concepts Inc. -- Formerly President of the Applied Biosystems unit of the Applera Corporation."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

Date: October 20, 2006	By:	/s/ Martin J. Landon
	Name:	Martin J. Landon
	Title:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 20, 2006, entitled "Catherine M. Burzik named CEO of Kinetic Concepts Inc. – Formerly President of the Applied Biosystems unit of the Applera Corporation."